Exhibit 99.2

MoneyGram International Names Carl-Olav Scheible Executive Vice President

Scheible to Head Europe and Africa Regions

and Lead Global Online and Strategic Partnerships Businesses

DALLAS – (March 21, 2012) — MoneyGram International (NYSE:MGI), a leading global money transfer company, today announced that it has named Carl-Olav Scheible executive vice president, Europe, Africa and Emerging Channels, effective April 16, 2012.

“We are extremely pleased to welcome Carl to our senior management team,” said MoneyGram Chairman and CEO Pamela H. Patsley. “He is a proven leader who brings a wealth of experience and a deep understanding of the dynamics that drive the global payments markets. His expertise in payment services, online commerce and international business will be a tremendous asset as we work to expand our presence across borders and into new channels.”

In his role, Scheible will be responsible for overseeing and growing MoneyGram’s business in Europe and Africa. He also will have global responsibility for the company’s expansion opportunities online and through the formation of strategic global partnerships. Scheible will be based in London and will report directly to Patsley.

Scheible said, “MoneyGram has a strong portfolio of innovative products and solutions, a talented employee base and an outstanding global management team. I am pleased to be joining a company with such a solid foundation and exciting growth prospects, and look forward to helping MoneyGram further diversify its customer base and strengthen its global brand.”

For the last eight years, Scheible has held a variety of leadership positions at PayPal, most recently serving as Managing Director for the UK. During his tenure there, he successfully rebuilt the UK unit’s management team, substantially accelerated growth rates, oversaw major marketing initiatives and launched several award-winning new products. Scheible previously

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MoneyGram Names Scheible EVP/2

served as an investment manager with b-bp/Investor, a European tech fund, and before that was Head of Operations with Smarterwork, a London-based Internet startup. He also served as Vice President at American Express from 1998 to 2000, and started his career with The Boston Consulting Group in Brussels. Scheible holds a B.A. in Political Science and International Relations from Michigan State University and a M.B.A. from Columbia Business School.

About MoneyGram International

MoneyGram International, Inc. is a leading global payment services company. The Company's major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company with 267,000 global money transfer agent locations in 192 countries and territories. For more information, visit the Company's website at http://www.moneygram.com.

Global Media Contacts:

Patty Sullivan/Sean Tuffnell

214-303-9923

media@moneygram.com

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